Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

FedEx Corporation

We have audited the accompanying consolidated balance sheets of FedEx Corporation as of May 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ investment, and cash flows for each of the three years in the period ended May 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FedEx Corporation at May 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended May 31, 2014, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), FedEx Corporation’s internal control over financial reporting as of May 31, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated July 14, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Memphis, Tennessee

July 14, 2014,

except for Note 14, as to which the date is

January 6, 2015

FEDEX CORPORATION

CONSOLIDATED BALANCE SHEETS

(IN MILLIONS)

	May 31,
	2014	2013
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,908	$4,917
Receivables, less allowances of $164 and $176	5,460	5,044
Spare parts, supplies and fuel, less allowances of $212 and $205	463	457
Deferred income taxes	522	533
Prepaid expenses and other	330	323

Total current assets	9,683	11,274

PROPERTY AND EQUIPMENT, AT COST
Aircraft and related equipment	15,632	14,716
Package handling and ground support equipment	7,196	6,452
Computer and electronic equipment	5,169	4,958
Vehicles	4,400	4,080
Facilities and other	8,294	7,903

	40,691	38,109
Less accumulated depreciation and amortization	21,141	19,625

Net property and equipment	19,550	18,484

OTHER LONG-TERM ASSETS
Goodwill	2,790	2,755
Other assets	1,047	1,054

Total other long-term assets	3,837	3,809

	$33,070	$33,567

The accompanying notes are an integral part of these consolidated financial statements.

FEDEX CORPORATION

CONSOLIDATED BALANCE SHEETS

(IN MILLIONS, EXCEPT SHARE DATA)

	May 31,
	2014	2013
LIABILITIES AND STOCKHOLDERS’ INVESTMENT

CURRENT LIABILITIES
Current portion of long-term debt	$1	$251
Accrued salaries and employee benefits	1,277	1,688
Accounts payable	1,971	1,879
Accrued expenses	2,063	1,932

Total current liabilities	5,312	5,750

LONG-TERM DEBT, LESS CURRENT PORTION	4,736	2,739

OTHER LONG-TERM LIABILITIES
Deferred income taxes	2,114	1,652
Pension, postretirement healthcare and other benefit obligations	3,484	3,916
Self-insurance accruals	1,038	987
Deferred lease obligations	758	778
Deferred gains, principally related to aircraft transactions	206	227
Other liabilities	145	120

Total other long-term liabilities	7,745	7,680

COMMITMENTS AND CONTINGENCIES

COMMON STOCKHOLDERS’ INVESTMENT
Common stock, $0.10 par value; 800 million shares authorized; 318 million shares issued as of May 31, 2014 and 2013	32	32
Additional paid-in capital	2,643	2,668
Retained earnings	20,429	18,519
Accumulated other comprehensive loss	(3,694)	(3,820)
Treasury stock, at cost	(4,133)	(1)

Total common stockholders’ investment	15,277	17,398

	$33,070	$33,567

The accompanying notes are an integral part of these consolidated financial statements.

FEDEX CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Years ended May 31,
	2014	2013	2012

REVENUES	$45,567	$44,287	$42,680

OPERATING EXPENSES:
Salaries and employee benefits	16,555	16,570	16,099
Purchased transportation	8,011	7,272	6,335
Rentals and landing fees	2,622	2,521	2,487
Depreciation and amortization	2,587	2,386	2,113
Fuel	4,557	4,746	4,956
Maintenance and repairs	1,862	1,909	1,980
Business realignment, impairment and other charges	—	660	134
Other	5,927	5,672	5,390

	42,121	41,736	39,494

OPERATING INCOME	3,446	2,551	3,186

OTHER INCOME (EXPENSE):
Interest expense	(160)	(82)	(52)
Interest income	18	21	13
Other, net	(15)	(35)	(6)

	(157)	(96)	(45)

INCOME BEFORE INCOME TAXES	3,289	2,455	3,141

PROVISION FOR INCOME TAXES	1,192	894	1,109

NET INCOME	$2,097	$1,561	$2,032

BASIC EARNINGS PER COMMON SHARE	$6.82	$4.95	$6.44

DILUTED EARNINGS PER COMMON SHARE	$6.75	$4.91	$6.41

The accompanying notes are an integral part of these consolidated financial statements.

FEDEX CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(IN MILLIONS)

	Years Ended May 31,
	2014	2013	2012

NET INCOME	$2,097	$1,561	$2,032

OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation adjustments, net of tax benefit of $1, $12 and $26	(25)	41	(95)
Amortization of unrealized pension actuarial gains (losses) and other, net of tax expense of $104 and $677 in 2014 and 2013 and tax benefit of $1,369 in 2012	151	1,092	(2,308)

	126	1,133	(2,403)

COMPREHENSIVE INCOME (LOSS)	$2,223	$2,694	$(371)

The accompanying notes are an integral part of these consolidated financial statements.

FEDEX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN MILLIONS)

	Years ended May 31,
	2014	2013	2012
OPERATING ACTIVITIES
Net income	$2,097	$1,561	$2,032
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	2,587	2,386	2,113
Provision for uncollectible accounts	130	167	160
Deferred income taxes and other noncash items	581	521	1,126
Business realignment, impairment and other charges	—	479	134
Stock-based compensation	117	109	105
Changes in assets and liabilities:
Receivables	(516)	(451)	(254)
Other current assets	(22)	257	(231)
Pension and postretirement healthcare assets and liabilities, net	(453)	(335)	(453)
Accounts payable and other liabilities	(235)	10	144
Other, net	(22)	(16)	(41)

Cash provided by operating activities	4,264	4,688	4,835

INVESTING ACTIVITIES
Capital expenditures	(3,533)	(3,375)	(4,007)
Business acquisitions, net of cash acquired	(36)	(483)	(116)
Proceeds from asset dispositions and other	18	55	74

Cash used in investing activities	(3,551)	(3,803)	(4,049)

FINANCING ACTIVITIES
Principal payments on debt	(254)	(417)	(29)
Proceeds from debt issuances	1,997	1,739	—
Proceeds from stock issuances	557	280	128
Excess tax benefit on the exercise of stock options	44	23	18
Dividends paid	(187)	(177)	(164)
Purchase of treasury stock, including accelerated share repurchase agreements	(4,857)	(246)	(197)
Other, net	(19)	(18)	—

Cash (used in) provided by financing activities	(2,719)	1,184	(244)

Effect of exchange rate changes on cash	(3)	5	(27)

Net (decrease) increase in cash and cash equivalents	(2,009)	2,074	515
Cash and cash equivalents at beginning of period	4,917	2,843	2,328

Cash and cash equivalents at end of period	$2,908	$4,917	$2,843

The accompanying notes are an integral part of these consolidated financial statements.

FEDEX CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ INVESTMENT

(IN MILLIONS, EXCEPT SHARE DATA)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at May 31, 2011	$32	$2,484	$15,266	$(2,550)	$(12)	$15,220
Net income	—	—	2,032	—	—	2,032
Other comprehensive loss, net of tax of $1,395	—	—	—	(2,403)	—	(2,403)
Purchase of treasury stock (2.8 million shares)	—	—	—	—	(197)	(197)
Cash dividends declared ($0.52 per share)	—	—	(164)	—	—	(164)
Employee incentive plans and other (2.4 million shares issued)	—	111	—	—	128	239

Balance at May 31, 2012	32	2,595	17,134	(4,953)	(81)	14,727
Net income	—	—	1,561	—	—	1,561
Other comprehensive gain, net of tax of $665	—	—	—	1,133	—	1,133
Purchase of treasury stock (2.7 million shares)	—	—	—	—	(246)	(246)
Cash dividends declared ($0.56 per share)	—	—	(176)	—	—	(176)
Employee incentive plans and other (4.2 million shares issued)	—	73	—	—	326	399

Balance at May 31, 2013	32	2,668	18,519	(3,820)	(1)	17,398
Net income	—	—	2,097	—	—	2,097
Other comprehensive gain, net of tax of $103	—	—	—	126	—	126
Purchase of treasury stock (36.8 million shares)	—	—	—	—	(4,857)	(4,857)
Cash dividends declared ($0.60 per share)	—	—	(187)	—	—	(187)
Employee incentive plans and other (6.7 million shares issued)	—	(25)	—	—	725	700

Balance at May 31, 2014	$32	$2,643	$20,429	$(3,694)	$(4,133)	$15,277

The accompanying notes are an integral part of these consolidated financial statements.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS. FedEx Corporation (“FedEx”) provides a broad portfolio of transportation, e-commerce and business services through companies competing collectively, operating independently and managed collaboratively, under the respected FedEx brand. Our primary operating companies are Federal Express Corporation (“FedEx Express”), the world’s largest express transportation company; FedEx Ground Package System, Inc. (“FedEx Ground”), a leading North American provider of small-package ground delivery services; and FedEx Freight, Inc. (“FedEx Freight”), a leading U.S. provider of less-than-truckload (“LTL”) freight services. These companies represent our major service lines and, along with FedEx Corporate Services, Inc. (“FedEx Services”), form the core of our reportable segments. Our FedEx Services segment provides sales, marketing, information technology, communications and certain back-office support to our transportation segments. In addition, the FedEx Services segment provides customers with retail access to FedEx Express and FedEx Ground shipping services through FedEx Office and Print Services, Inc. (“FedEx Office”) and provides customer service, technical support and billing and collection services through FedEx TechConnect, Inc. (“FedEx TechConnect”).

FISCAL YEARS. Except as otherwise specified, references to years indicate our fiscal year ended May 31, 2014 or ended May 31 of the year referenced.

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of FedEx and its subsidiaries, substantially all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated in consolidation. We are not the primary beneficiary of, nor do we have a controlling financial interest in, any variable interest entity. Accordingly, we have not consolidated any variable interest entity.

REVENUE RECOGNITION. We recognize revenue upon delivery of shipments for our transportation businesses and upon completion of services for our business services, logistics and trade services businesses. Transportation services are provided with the use of employees and independent contractors. FedEx is the principal to the transaction for most of these services and revenue from these transactions is recognized on a gross basis. Costs associated with independent contractor settlements are recognized as incurred and included in the caption “Purchased transportation” in the accompanying consolidated statements of income. For shipments in transit, revenue is recorded based on the percentage of service completed at the balance sheet date. Estimates for future billing adjustments to revenue and accounts receivable are recognized at the time of shipment for money-back service guarantees and billing corrections. Delivery costs are accrued as incurred.

Our contract logistics, global trade services and certain transportation businesses, such as FedEx SmartPost, engage in some transactions wherein they act as agents. Revenue from these transactions is recorded on a net basis. Net revenue includes billings to customers less third-party charges, including transportation or handling costs, fees, commissions and taxes and duties.

Certain of our revenue-producing transactions are subject to taxes, such as sales tax, assessed by governmental authorities. We present these revenues net of tax.

CREDIT RISK. We routinely grant credit to many of our customers for transportation and business services without collateral. The risk of credit loss in our trade receivables is substantially mitigated by our credit evaluation process, short collection terms and sales to a large number of customers, as well as the low revenue per transaction for most of our services. Allowances for potential credit losses are determined based on historical experience and the impact of current economic factors on the composition of accounts receivable. Historically, credit losses have been within management’s expectations.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

ADVERTISING. Advertising and promotion costs are expensed as incurred and are classified in other operating expenses. Advertising and promotion expenses were $407 million in 2014, $424 million in 2013 and $421 million in 2012.

CASH EQUIVALENTS. Cash in excess of current operating requirements is invested in short-term, interest-bearing instruments with maturities of three months or less at the date of purchase and is stated at cost, which approximates market value.

SPARE PARTS, SUPPLIES AND FUEL. Spare parts (principally aircraft-related) are reported at weighted-average cost. Allowances for obsolescence are provided for spare parts expected to be on hand at the date the aircraft are retired from service. These allowances are provided over the estimated useful life of the related aircraft and engines. Additionally, allowances for obsolescence are provided for spare parts currently identified as excess or obsolete. These allowances are based on management estimates, which are subject to change, although historically changes in these estimates have been minimal. The majority of our supplies and our fuel are reported at weighted average cost.

PROPERTY AND EQUIPMENT. Expenditures for major additions, improvements and flight equipment modifications are capitalized when such costs are determined to extend the useful life of the asset or are part of the cost of acquiring the asset. Expenditures for equipment overhaul costs of engines or airframes prior to their operational use are capitalized as part of the cost of such assets as they are costs required to ready the asset for its intended use. Maintenance and repairs costs are charged to expense as incurred, except for certain aircraft engine maintenance costs incurred under third-party service agreements. These agreements, which became effective June 1, 2014, will result in costs being expensed based on cycles or hours flown and are subject to annual escalation. These service contracts transfer risk to third party service providers and generally fix the amount we pay for maintenance to the service provider as a rate per cycle or flight hour, in exchange for maintenance and repairs under a predefined maintenance program. We capitalize certain direct internal and external costs associated with the development of internal-use software. Gains and losses on sales of property used in operations are classified within operating expenses.

For financial reporting purposes, we record depreciation and amortization of property and equipment on a straight-line basis over the asset’s service life or related lease term, if shorter. For income tax purposes, depreciation is computed using accelerated methods when applicable. The depreciable lives and net book value of our property and equipment are as follows (dollars in millions):

		Net Book Value at May 31,
	Range	2014	2013
Wide-body aircraft and related equipment	15 to 30 years	$7,223	$7,191
Narrow-body and feeder aircraft and related equipment	5 to 18 years	2,639	2,284
Package handling and ground support equipment	3 to 30 years	2,676	2,311
Vehicles	3 to 15 years	1,963	1,748
Computer and electronic equipment	2 to 10 years	940	993
Facilities and other	2 to 40 years	4,109	3,957

Substantially all property and equipment have no material residual values. The majority of aircraft costs are depreciated on a straight-line basis over 15 to 30 years. We periodically evaluate the estimated service lives and residual values used to depreciate our property and equipment. This evaluation may result in changes in the estimated lives and residual values as it did in 2013 and 2012 with certain aircraft. In May 2013, FedEx Express made the decision to accelerate the retirement of 76 aircraft and related engines to aid in our fleet modernization and improve our global network. In May 2012, we shortened the depreciable lives for 54 aircraft and related engines to accelerate the retirement of these aircraft, resulting in a depreciation expense increase of $69 million in 2013. As a result of these accelerated retirements, we incurred an additional $74 million in year-over-year depreciation expense in 2014.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Depreciation expense, excluding gains and losses on sales of property and equipment used in operations, was $2.6 billion in 2014, $2.3 billion in 2013 and $2.1 billion in 2012. Depreciation and amortization expense includes amortization of assets under capital lease.

CAPITALIZED INTEREST. Interest on funds used to finance the acquisition and modification of aircraft, including purchase deposits, construction of certain facilities, and development of certain software up to the date the asset is ready for its intended use is capitalized and included in the cost of the asset if the asset is actively under construction. Capitalized interest was $29 million in 2014, $45 million in 2013 and $85 million in 2012.

IMPAIRMENT OF LONG-LIVED ASSETS. Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. For assets that are to be held and used, an impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

We operate integrated transportation networks, and accordingly, cash flows for most of our operating assets are assessed at a network level, not at an individual asset level, for our analysis of impairment.

In the normal management of our aircraft fleet, we routinely idle aircraft and engines temporarily due to maintenance cycles and adjustments of our network capacity to match seasonality and overall customer demand levels. Temporarily idled assets are classified as available-for-use, and we continue to record depreciation expense associated with these assets. These temporarily idled assets are assessed for impairment on a quarterly basis. The criteria for determining whether an asset has been permanently removed from service (and, as a result, impaired) include, but are not limited to, our global economic outlook and the impact of our outlook on our current and projected volume levels, including capacity needs during our peak shipping seasons; the introduction of new fleet types or decisions to permanently retire an aircraft fleet from operations; or changes to planned service expansion activities. At May 31, 2014, we had 10 aircraft temporarily idled, one of which was fully depreciated. These aircraft have been idled for an average of three months and are expected to return to revenue service.

In 2013, we retired from service two Airbus A310-200 aircraft and four related engines, three Airbus A310-300 aircraft and two related engines and five Boeing MD10-10 aircraft and 15 related engines. As a consequence of this decision, a noncash impairment charge of $100 million ($63 million, net of tax, or $0.20 per diluted share) was recorded in 2013. All of these aircraft were temporarily idled and not in revenue service.

In 2012, we retired from service 18 Airbus A310-200 aircraft and 26 related engines, as well as six Boeing MD10-10 aircraft and 17 related engines. As a consequence of this decision, a noncash impairment charge of $134 million ($84 million, net of tax, or $0.26 per diluted share) was recorded in 2012.

GOODWILL. Goodwill is recognized for the excess of the purchase price over the fair value of tangible and identifiable intangible net assets of businesses acquired. Several factors give rise to goodwill in our acquisitions, such as the expected benefit from synergies of the combination and the existing workforce of the acquired business. Goodwill is reviewed at least annually for impairment. In our evaluation of goodwill impairment, we perform a qualitative assessment to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the qualitative assessment is not conclusive, we proceed to a two-step process to test goodwill for impairment including comparing the fair value of the reporting unit to its carrying value (including attributable goodwill). Fair value for our reporting units is determined using an income or market approach incorporating market participant considerations and management’s assumptions on revenue growth rates, operating margins, discount rates and expected capital expenditures. Fair value determinations may include both internal and third-party valuations. Unless circumstances otherwise dictate, we perform our annual impairment testing in the fourth quarter.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

PENSION AND POSTRETIREMENT HEALTHCARE PLANS. Our defined benefit plans are measured using actuarial techniques that reflect management’s assumptions for discount rate, expected long-term investment returns on plan assets, salary increases, expected retirement, mortality, employee turnover and future increases in healthcare costs. We determine the discount rate (which is required to be the rate at which the projected benefit obligation could be effectively settled as of the measurement date) with the assistance of actuaries, who calculate the yield on a theoretical portfolio of high-grade corporate bonds (rated Aa or better) with cash flows that are designed to match our expected benefit payments in future years. A calculated-value method is employed for purposes of determining the asset values for our tax-qualified U.S. domestic pension plans (“U.S. Pension Plans”). Our expected rate of return is a judgmental matter which is reviewed on an annual basis and revised as appropriate.

The accounting guidance related to employers’ accounting for defined benefit pension and other postretirement plans requires recognition in the balance sheet of the funded status of defined benefit pension and other postretirement benefit plans, and the recognition in other comprehensive income (“OCI”) of unrecognized gains or losses and prior service costs or credits.

We recorded a decrease to equity through OCI of $11 million (net of tax) at our May 31, 2014 measurement date. We recorded an increase to equity through OCI of $861 million (net of tax) at our May 31, 2013 measurement date.

INCOME TAXES. Deferred income taxes are provided for the tax effect of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. The liability method is used to account for income taxes, which requires deferred taxes to be recorded at the statutory rate expected to be in effect when the taxes are paid.

We recognize liabilities for uncertain income tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as we must determine the probability of various possible outcomes. We reevaluate these uncertain tax positions on a quarterly basis or when new information becomes available to management. These reevaluations are based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, successfully settled issues under audit and new audit activity. Such a change in recognition or measurement could result in the recognition of a tax benefit or an increase to the related provision.

We classify interest related to income tax liabilities as interest expense and, if applicable, penalties are recognized as a component of income tax expense. The income tax liabilities and accrued interest and penalties that are due within one year of the balance sheet date are presented as current liabilities. The noncurrent portion of our income tax liabilities and accrued interest and penalties are recorded in the caption “Other liabilities” in the accompanying consolidated balance sheets.

SELF-INSURANCE ACCRUALS. We are self-insured for costs associated with workers’ compensation claims, vehicle accidents and general business liabilities, and benefits paid under employee healthcare and long-term disability programs. Accruals are primarily based on the actuarially estimated cost of claims, which includes incurred-but-not-reported claims. Current workers’ compensation claims, vehicle and general liability, employee healthcare claims and long-term disability are included in accrued expenses. We self-insure up to certain limits that vary by operating company and type of risk. Periodically, we evaluate the level of insurance coverage and adjust insurance levels based on risk tolerance and premium expense.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LEASES. We lease certain aircraft, facilities, equipment and vehicles under capital and operating leases. The commencement date of all leases is the earlier of the date we become legally obligated to make rent payments or the date we may exercise control over the use of the property. In addition to minimum rental payments, certain leases provide for contingent rentals based on equipment usage, principally related to aircraft leases at FedEx Express and copier usage at FedEx Office. Rent expense associated with contingent rentals is recorded as incurred. Certain of our leases contain fluctuating or escalating payments and rent holiday periods. The related rent expense is recorded on a straight-line basis over the lease term. The cumulative excess of rent payments over rent expense is accounted for as a deferred lease asset and recorded in “Other assets” in the accompanying consolidated balance sheets. The cumulative excess of rent expense over rent payments is accounted for as a deferred lease obligation. Leasehold improvements associated with assets utilized under capital or operating leases are amortized over the shorter of the asset’s useful life or the lease term.

DEFERRED GAINS. Gains on the sale and leaseback of aircraft and other property and equipment are deferred and amortized ratably over the life of the lease as a reduction of rent expense. Substantially all of these deferred gains are related to aircraft transactions.

FOREIGN CURRENCY TRANSLATION. Translation gains and losses of foreign operations that use local currencies as the functional currency are accumulated and reported, net of applicable deferred income taxes, as a component of accumulated other comprehensive income within common stockholders’ investment. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the local currency are included in the caption “Other, net” in the accompanying consolidated statements of income and were immaterial for each period presented.

EMPLOYEES UNDER COLLECTIVE BARGAINING ARRANGEMENTS. The pilots of FedEx Express, which represent a small number of FedEx Express’s total employees, are employed under a collective bargaining agreement. The contract became amendable in March 2013, and the parties are currently in negotiations. In addition to our pilots at FedEx Express, certain non-U.S. employees are unionized.

STOCK-BASED COMPENSATION. We recognize compensation expense for stock-based awards under the provisions of the accounting guidance related to share-based payments. This guidance requires recognition of compensation expense for stock-based awards using a fair value method. We issue new shares or repurchase shares on the open market to cover employee share option exercises and restricted stock grants.

TREASURY SHARES. In October 2013, our Board of Directors authorized a new share repurchase program of up to 32 million shares of common stock. These shares augmented the 10.2 million shares remaining on our previous share repurchase authorizations at May 31, 2013. Shares may be purchased from time to time in the open market or in privately negotiated transactions. Repurchases are made at the company’s discretion, based on ongoing assessments of the capital needs of the business, the market price of its common stock and general market conditions. No time limit was set for the completion of the repurchase program, and the program may be suspended or discontinued at any time.

In January 2014, we entered into accelerated share repurchase (“ASR”) agreements with two banks to repurchase an aggregate of $2.0 billion of our common stock. During the third quarter of 2014, 11.4 million shares were initially delivered to us based on then-current market prices. During the fourth quarter of 2014, the ASR transactions were completed and we received 3.4 million additional shares. The final number of shares delivered upon settlement of each ASR agreement was determined based on a discount to the volume-weighted average price of our stock during the term of the respective transaction. In total, 14.8 million shares were delivered under the ASR agreements. The repurchased shares were accounted for as a reduction to common stockholders’ investment in the accompanying consolidated balance sheet and resulted in a reduction of the outstanding shares used to calculate the weighted-average common shares outstanding for basic and diluted earnings per share.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

During 2014, including the ASR transactions, we repurchased 36.8 million shares of FedEx common stock at an average price of $131.83 per share for a total of $4.9 billion. As of May 31, 2014, 5.3 million shares remained under our share repurchase authorizations.

DIVIDENDS DECLARED PER COMMON SHARE. On June 9, 2014, our Board of Directors declared a quarterly dividend of $0.20 per share of common stock, an increase of $0.05 per common share from the prior quarter’s dividend. The dividend was paid on July 3, 2014 to stockholders of record as of the close of business on June 19, 2014. Each quarterly dividend payment is subject to review and approval by our Board of Directors, and we evaluate our dividend payment amount on an annual basis at the end of each fiscal year.

BUSINESS REALIGNMENT COSTS. During 2013, we announced profit improvement programs primarily through initiatives at FedEx Express and FedEx Services and completed a program to offer voluntary cash buyouts to eligible U.S.-based employees in certain staff functions. As a result of this program, approximately 3,600 employees had left the company by the end of 2014. Costs of the benefits provided under the voluntary employee severance program were recognized as special termination benefits in the period that eligible employees accepted their offers. Payments under this program were made at the time of departure and totaled approximately $300 million in 2014 and $180 million in 2013.

The voluntary buyout program included voluntary severance payments and funding to healthcare reimbursement accounts, with the voluntary severance calculated based on four weeks of gross base salary for every year of FedEx service up to a maximum payment of two years of pay. Of the total population leaving the company, approximately 40% of the employees vacated positions on May 31, 2013. An additional 35% departed throughout 2014 and approximately 25% of this population remained until May 31, 2014.

We incurred costs of $560 million ($353 million, net of tax, or $1.11 per diluted share) during 2013 associated with our business realignment activities. These costs related primarily to severance for employees who accepted voluntary buyouts in the third and fourth quarters of 2013. The cost of the buyout program is included in the caption “Business realignment, impairment and other charges” in our consolidated statements of income. Also included in that caption are other external costs directly attributable to our business realignment activities, such as professional fees.

USE OF ESTIMATES. The preparation of our consolidated financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses and the disclosure of contingent liabilities. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available to management. Areas where the nature of the estimate makes it reasonably possible that actual results could materially differ from amounts estimated include: self-insurance accruals; retirement plan obligations; long-term incentive accruals; tax liabilities; loss contingencies; litigation claims; and impairment assessments on long-lived assets (including goodwill).

NOTE 2: RECENT ACCOUNTING GUIDANCE

New accounting rules and disclosure requirements can significantly impact our reported results and the comparability of our financial statements.

On June 1, 2013, we adopted the authoritative guidance issued by the Financial Accounting Standards Board (“FASB”) requiring additional information about reclassification adjustments out of accumulated other comprehensive income, including changes in accumulated other comprehensive income balances by component and significant items reclassified out of accumulated other comprehensive income. We have adopted this guidance by including expanded accumulated other comprehensive income disclosure requirements in Note 9 of our consolidated financial statements.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On May 28, 2014, the FASB and International Accounting Standards Board issued a new accounting standard that will supersede virtually all existing revenue recognition guidance under US GAAP (and International Financial Reporting Standards). This standard will be effective for us beginning in fiscal 2018. The fundamental principles of the new guidance are that companies should recognize revenue in a manner that reflects the timing of the transfer of services to customers and the amount of revenue recognized reflects the consideration that a company expects to receive for the goods and services provided. The new guidance establishes a five-step approach for the recognition of revenue. Based on our preliminary assessment, we do not anticipate that the new guidance will fundamentally change our revenue recognition policies, practices or systems.

We believe that no other new accounting guidance was adopted or issued during 2014 that is relevant to the readers of our financial statements. However, there are numerous new proposals under development which, if and when enacted, may have a significant impact on our financial reporting.

NOTE 3: BUSINESS COMBINATIONS

On May 1, 2014, we expanded the international service offerings of FedEx Express by completing our acquisition of the businesses operated by our previous service provider Supaswift (Pty) Ltd. in seven countries in Southern Africa, for $36 million in cash from operations. A significant amount of the purchase price was allocated to goodwill, which was entirely attributed to our FedEx Express reporting unit. This acquisition gives us an established regional ground network and extensive knowledge of the Southern African region.

During 2013, we completed our acquisitions of Rapidão Cometa Logística e Transporte S.A., a Brazilian transportation and logistics company, for $398 million; TATEX, a French express transportation company, for $55 million; and Opek Sp. z o.o., a Polish domestic express package delivery company, for $54 million.

In 2012, we completed our acquisition of Servicios Nacionales Mupa, S.A. de C.V. (MultiPack), a Mexican domestic express package delivery company, for $128 million.

These acquisitions were completed using cash from operations. The financial results of these acquired businesses are included in the FedEx Express segment from the date of acquisition and were not material, individually or in the aggregate, to our results of operations and therefore, pro forma financial information has not been presented.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4: GOODWILL AND OTHER INTANGIBLE ASSETS

GOODWILL. The carrying amount of goodwill attributable to each reportable operating segment and changes therein are as follows (in millions):

	FedEx Express Segment	FedEx Ground Segment	FedEx Freight Segment	FedEx Services Segment	Total
Goodwill at May 31, 2012	$1,344	$90	$735	$1,528	$3,697
Accumulated impairment charges	—	—	(133)	(1,177)	(1,310)

Balance as of May 31, 2012	1,344	90	602	351	2,387
Goodwill acquired(1)	351	—	—	—	351
Purchase adjustments and other(2)	20	—	—	(3)	17

Balance as of May 31, 2013	1,715	90	602	348	2,755
Goodwill acquired(1)	24	—	—	—	24
Purchase adjustments and other(2)	11	—	—	—	11

Balance as of May 31, 2014	$1,750	$90	$602	$348	$2,790

Accumulated goodwill impairment charges as of May 31, 2014	$—	$—	$(133)	$(1,177)	$(1,310)

(1)

Goodwill acquired relates to the acquisitions of transportation companies in Poland, France and Brazil in 2013 and the acquisition of transportation companies in Southern Africa in 2014. See Note 3 for related disclosures.

(2)	Primarily currency translation adjustments and acquired goodwill related to immaterial acquisitions.

Our reporting units with significant recorded goodwill include FedEx Express, FedEx Freight and FedEx Office (reported in the FedEx Services segment). We evaluated reporting units for impairment during the fourth quarter of 2014. The estimated fair value of each of these reporting units exceeded their carrying values in 2014 and 2013, and we do not believe that any of these reporting units were at risk as of May 31, 2014.

OTHER INTANGIBLE ASSETS. The net book value of our other intangible assets was $57 million at May 31, 2014 and $72 million at May 31, 2013. Amortization expense for intangible assets was $23 million in 2014, $27 million in 2013 and $18 million in 2012. Estimated amortization expense is expected to be immaterial in 2015 and beyond.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5: SELECTED CURRENT LIABILITIES

The components of selected current liability captions at May 31 were as follows (in millions):

	2014	2013
Accrued Salaries and Employee Benefits
Salaries	$267	$489
Employee benefits, including variable compensation	434	615
Compensated absences	576	584

	$1,277	$1,688

Accrued Expenses
Self-insurance accruals	$811	$796
Taxes other than income taxes	339	368
Other	913	768

	$2,063	$1,932

NOTE 6: LONG-TERM DEBT AND OTHER FINANCING ARRANGEMENTS

The components of long-term debt (net of discounts), along with maturity dates for the years subsequent to May 31, 2014, are as follows (in millions):

		May 31,
		2014	2013
Senior unsecured debt:
Interest Rate %	Maturity
7.38	2014	$—	$250
8.00	2019	750	750
2.625	2023	499	499
2.70	2023	249	249
4.00	2024	749	—
4.90	2034	499	—
3.875	2043	493	493
4.10	2043	499	499
5.10	2044	749	—
7.60	2098	239	239

Total senior unsecured debt		4,726	2,979
Capital lease obligations		11	11

		4,737	2,990
Less current portion		1	251

		$4,736	$2,739

Interest on our fixed-rate notes is paid semi-annually. Long-term debt, exclusive of capital leases, had estimated fair values of $5.0 billion at May 31, 2014 and $3.2 billion at May 31, 2013. The estimated fair values were determined based on quoted market prices and the current rates offered for debt with similar terms and maturities. The fair value of our long-term debt is classified as Level 2 within the fair value hierarchy. This classification is defined as a fair value determined using market-based inputs other than quoted prices that are observable for the liability, either directly or indirectly.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

We have a shelf registration statement filed with the Securities and Exchange Commission that allows us to sell, in one or more future offerings, any combination of our unsecured debt securities and common stock.

In January 2014, we issued $2 billion of senior unsecured debt under our current shelf registration statement, comprised of $750 million of 4.00% fixed-rate notes due in January 2024, $500 million of 4.90% fixed-rate notes due in January 2034 and $750 million of 5.10% fixed-rate notes due in January 2044. Interest on these notes is paid semiannually. We utilized the net proceeds to make payments under the ASR agreements discussed in Note 1. During 2014, we repaid our $250 million 7.38% senior unsecured notes that matured on January 15, 2014.

A $1 billion revolving credit facility is available to finance our operations and other cash flow needs and to provide support for the issuance of commercial paper. The revolving credit agreement expires in March 2018. The agreement contains a financial covenant, which requires us to maintain a leverage ratio of adjusted debt (long-term debt, including the current portion of such debt, plus six times our last four fiscal quarters’ rentals and landing fees) to capital (adjusted debt plus total common stockholders’ investment) that does not exceed 70%. Our leverage ratio of adjusted debt to capital was 57% at May 31, 2014. We believe the leverage ratio covenant is our only significant restrictive covenant in our revolving credit agreement. Our revolving credit agreement contains other customary covenants that do not, individually or in the aggregate, materially restrict the conduct of our business. We are in compliance with the leverage ratio covenant and all other covenants of our revolving credit agreement and do not expect the covenants to affect our operations, including our liquidity or expected funding needs. As of May 31, 2014, no commercial paper was outstanding, and the entire $1 billion under the revolving credit facility was available for future borrowings.

We issue other financial instruments in the normal course of business to support our operations, including standby letters of credit and surety bonds. We had a total of $538 million in letters of credit outstanding at May 31, 2014, with $149 million unused under our primary $500 million letter of credit facility, and $531 million in outstanding surety bonds placed by third-party insurance providers. These instruments are required under certain U.S. self-insurance programs and are also used in the normal course of international operations. The underlying liabilities insured by these instruments are reflected in our balance sheets, where applicable. Therefore, no additional liability is reflected for the letters of credit and surety bonds themselves.

NOTE 7: LEASES

We utilize certain aircraft, land, facilities, retail locations and equipment under capital and operating leases that expire at various dates through 2046. We leased 10% of our total aircraft fleet under operating leases as of May 31, 2014 and May 31, 2013. A portion of our supplemental aircraft are leased by us under agreements that provide for cancellation upon 30 days’ notice. Our leased facilities include national, regional and metropolitan sorting facilities, retail facilities and administrative buildings.

Rent expense under operating leases for the years ended May 31 was as follows (in millions):

	2014	2013	2012
Minimum rentals	$2,154	$2,061	$2,018
Contingent rentals(1)	197	192	210

	$2,351	$2,253	$2,228

(1)	Contingent rentals are based on equipment usage.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A summary of future minimum lease payments under noncancelable operating leases with an initial or remaining term in excess of one year at May 31, 2014 is as follows (in millions):

	Operating Leases
	Aircraft and Related Equipment	Facilities and Other	Total Operating Leases
2015	$448	$1,614	$2,062
2016	453	1,450	1,903
2017	392	1,540	1,932
2018	326	1,129	1,455
2019	273	955	1,228
Thereafter	550	6,264	6,814

Total	$2,442	$12,952	$15,394

Property and equipment recorded under capital leases and future minimum lease payments under capital leases were immaterial at May 31, 2014 and 2013. The weighted-average remaining lease term of all operating leases outstanding at May 31, 2014 was approximately six years. While certain of our lease agreements contain covenants governing the use of the leased assets or require us to maintain certain levels of insurance, none of our lease agreements include material financial covenants or limitations.

FedEx Express makes payments under certain leveraged operating leases that are sufficient to pay principal and interest on certain pass-through certificates. The pass-through certificates are not direct obligations of, or guaranteed by, FedEx or FedEx Express.

We are the lessee in a series of operating leases covering a portion of our leased aircraft. The lessors are trusts established specifically to purchase, finance and lease aircraft to us. These leasing entities meet the criteria for variable interest entities. We are not the primary beneficiary of the leasing entities, as the lease terms are consistent with market terms at the inception of the lease and do not include a residual value guarantee, fixed-price purchase option or similar feature that obligates us to absorb decreases in value or entitles us to participate in increases in the value of the aircraft. As such, we are not required to consolidate the entity as the primary beneficiary. Our maximum exposure under these leases is included in the summary of future minimum lease payments shown above.

NOTE 8: PREFERRED STOCK

Our Certificate of Incorporation authorizes the Board of Directors, at its discretion, to issue up to 4,000,000 shares of preferred stock. The stock is issuable in series, which may vary as to certain rights and preferences, and has no par value. As of May 31, 2014, none of these shares had been issued.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9: ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following table provides changes in accumulated other comprehensive income (loss) (“AOCI”), net of tax, reported in our financial statements for the years ended May 31 (in millions; amounts in parentheses indicate debits to AOCI):

	2014	2013	2012
Foreign currency translation gain (loss):
Balance at beginning of period	$102	$61	$156
Translation adjustments	(25)	41	(95)

Balance at end of period	77	102	61

Retirement plans adjustments:
Balance at beginning of period	(3,922)	(5,014)	(2,706)
Net (loss) gain and other arising during period	(11)	861	(2,432)
Reclassifications from AOCI	162	231	124

Balance at end of period	(3,771)	(3,922)	(5,014)

Accumulated other comprehensive loss at end of period	$(3,694)	$(3,820)	$(4,953)

The following table presents details of the reclassifications from AOCI for the years ended May 31 (in millions; amounts in parentheses indicate debits to earnings):

	Amount Reclassified from AOCI			Affected Line Item in the Income Statement
	2014	2013	2012
Retirement plans:
Amortization of actuarial losses and other	$(382)	$(516)	$(310)	Salaries and employee benefits
Amortization of prior service credits	115	114	113	Salaries and employee benefits

Total before tax	(267)	(402)	(197)
Income tax benefit	105	171	73	Provision for income taxes

AOCI reclassifications, net of tax	$(162)	$(231)	$(124)	Net income

NOTE 10: STOCK-BASED COMPENSATION

Our total stock-based compensation expense for the years ended May 31 was as follows (in millions):

	2014	2013	2012
Stock-based compensation expense	$117	$109	$105

We have two types of equity-based compensation: stock options and restricted stock.

STOCK OPTIONS. Under the provisions of our incentive stock plans, key employees and non-employee directors may be granted options to purchase shares of our common stock at a price not less than its fair market value on the date of grant. Vesting requirements are determined at the discretion of the Compensation Committee of our Board of Directors. Option-vesting periods range from one to four years, with 83% of our options vesting ratably over four years. Compensation expense associated with these awards is recognized on a straight-line basis over the requisite service period of the award.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

RESTRICTED STOCK. Under the terms of our incentive stock plans, restricted shares of our common stock are awarded to key employees. All restrictions on the shares expire ratably over a four-year period. Shares are valued at the market price on the date of award. The terms of our restricted stock provide for continued vesting subsequent to the employee’s retirement. Compensation expense associated with these awards is recognized on a straight-line basis over the shorter of the remaining service or vesting period.

VALUATION AND ASSUMPTIONS. We use the Black-Scholes option pricing model to calculate the fair value of stock options. The value of restricted stock awards is based on the stock price of the award on the grant date. We record stock-based compensation expense in the “Salaries and employee benefits” caption in the accompanying consolidated statements of income.

The key assumptions for the Black-Scholes valuation method include the expected life of the option, stock price volatility, a risk-free interest rate and dividend yield. Following is a table of the weighted-average Black-Scholes value of our stock option grants, the intrinsic value of options exercised (in millions) and the key weighted-average assumptions used in the valuation calculations for the options granted during the years ended May 31, and then a discussion of our methodology for developing each of the assumptions used in the valuation model:

	2014	2013	2012
Weighted-average Black-Scholes value	$35.79	$29.20	$29.92
Intrinsic value of options exercised	$347	$107	$67
Black-Scholes Assumptions:
Expected lives	6.2 years	6.1 years	6.0 years
Expected volatility	35%	35%	34%
Risk-free interest rate	1.47%	0.94%	1.79%
Dividend yield	0.561%	0.609%	0.563%

The expected life represents an estimate of the period of time options are expected to remain outstanding, and we examine actual stock option exercises to determine the expected life of the options. Options granted have a maximum term of 10 years. Expected volatilities are based on the actual changes in the market value of our stock and are calculated using daily market value changes from the date of grant over a past period equal to the expected life of the options. The risk-free interest rate is the U.S. Treasury Strip rate posted at the date of grant having a term equal to the expected life of the option. The expected dividend yield is the annual rate of dividends per share over the exercise price of the option.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes information about stock option activity for the year ended May 31, 2014:

	Stock Options
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value (in millions)(1)
Outstanding at June 1, 2013	19,135,434	$87.62

Granted	3,482,179	103.83
Exercised	(6,468,517)	86.15
Forfeited	(514,240)	91.61

Outstanding at May 31, 2014	15,634,856	$91.71	6.0	$820

Exercisable	8,913,173	$88.81	4.3	$493

Expected to vest	6,318,382	$95.56	8.3	$307

Available for future grants	13,108,873

(1)	Only presented for options with market value at May 31, 2014 in excess of the exercise price of the option.

The options granted during the year ended May 31, 2014 are primarily related to our principal annual stock option grant in June 2013.

The following table summarizes information about vested and unvested restricted stock for the year ended May 31, 2014:

	Restricted Stock
	Shares	Weighted- Average Grant Date Fair Value
Unvested at June 1, 2013	529,334	$80.86

Granted	191,964	100.80
Vested	(239,716)	75.48
Forfeited	(1,425)	100.46

Unvested at May 31, 2014	480,157	$91.46

During the year ended May 31, 2013, there were 220,391 shares of restricted stock granted with a weighted-average fair value of $85.45. During the year ended May 31, 2012, there were 214,435 shares of restricted stock granted with a weighted-average fair value of $88.95.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes information about stock option vesting during the years ended May 31:

	Stock Options
	Vested during the year	Fair value (in millions)
2014	2,408,179	$65
2013	2,824,757	81
2012	2,807,809	70

As of May 31, 2014, there was $159 million of total unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements. This compensation expense is expected to be recognized on a straight-line basis over the remaining weighted-average vesting period of approximately two years.

Total shares outstanding or available for grant related to equity compensation at May 31, 2014 represented 8% of the total outstanding common and equity compensation shares and equity compensation shares available for grant.

NOTE 11: COMPUTATION OF EARNINGS PER SHARE

The calculation of basic and diluted earnings per common share for the years ended May 31 was as follows (in millions, except per share amounts):

	2014	2013	2012
Basic earnings per common share:
Net earnings allocable to common shares(1)	$2,093	$1,558	$2,029
Weighted-average common shares	307	315	315

Basic earnings per common share	$6.82	$4.95	$6.44

Diluted earnings per common share:
Net earnings allocable to common shares(1)	$2,093	$1,558	$2,029

Weighted-average common shares	307	315	315
Dilutive effect of share-based awards	3	2	2

Weighted-average diluted shares	310	317	317
Diluted earnings per common share	$6.75	$4.91	$6.41

Anti-dilutive options excluded from diluted earnings per common share	3.3	11.1	12.6

(1)	Net earnings available to participating securities were immaterial in all periods presented.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12: INCOME TAXES

The components of the provision for income taxes for the years ended May 31 were as follows (in millions):

	2014	2013	2012
Current provision (benefit)
Domestic:
Federal	$624	$512	$(120)
State and local	56	86	80
Foreign	194	170	181

	874	768	141

Deferred provision (benefit)
Domestic:
Federal	238	175	947
State and local	62	(7)	21
Foreign	18	(42)	—

	318	126	968

	$1,192	$894	$1,109

Our current federal income tax expenses in 2012, and to a lesser extent, 2013 and 2014, were significantly reduced by accelerated depreciation deductions we claimed under provisions of the American Taxpayer Relief Act of 2013 and the Tax Relief and the Small Business Jobs Acts of 2010. Those Acts, designed to stimulate new business investment in the U.S., accelerated our depreciation deductions for new qualifying investments, such as our Boeing 777 Freighter (“B777F”) aircraft. These were timing benefits only, in that depreciation accelerated into an earlier year is foregone in later years.

Pre-tax earnings (loss) of foreign operations for 2014, 2013 and 2012 were $412 million, $(55) million and $358 million, respectively. These amounts represent only a portion of total results associated with international shipments and accordingly, do not represent our international results of operations.

A reconciliation of the statutory federal income tax rate to the effective income tax rate for the years ended May 31 was as follows:

	2014	2013	2012
Statutory U.S. income tax rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
State and local income taxes, net of federal benefit	2.3	2.1	2.1
Other, net	(1.0)	(0.7)	(1.8)

Effective tax rate	36.3%	36.4%	35.3%

Our 2012 rate was favorably impacted by the conclusion of the Internal Revenue Service (“IRS”) audit of our 2007-2009 consolidated income tax returns.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The significant components of deferred tax assets and liabilities as of May 31 were as follows (in millions):

	2014		2013
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Property, equipment, leases and intangibles	$120	$3,730	$157	$3,676
Employee benefits	1,464	11	1,771	11
Self-insurance accruals	555	—	533	—
Other	292	290	251	238
Net operating loss/credit carryforwards	333	—	298	—
Valuation allowances	(245)	—	(204)	—

	$2,519	$4,031	$2,806	$3,925

The net deferred tax liabilities as of May 31 have been classified in the balance sheets as follows (in millions):

	2014	2013
Current deferred tax assets	$522	$533
Noncurrent deferred tax assets(1)	80	—
Noncurrent deferred tax liabilities	(2,114)	(1,652)

	$(1,512)	$(1,119)

(1)	Noncurrent deferred tax assets are included in the line item Other Assets in our Consolidated Balance Sheet.

We have $1.0 billion of net operating loss carryovers in various foreign jurisdictions and $515 million of state operating loss carryovers. The valuation allowances primarily represent amounts reserved for operating loss and tax credit carryforwards, which expire over varying periods starting in 2015. As a result of this and other factors, we believe that a substantial portion of these deferred tax assets may not be realized. We establish valuation allowances if it is not likely we will realize our deferred income tax assets. In making this determination, we consider all available positive and negative evidence and make certain assumptions. We consider, among other things, our future projections of sustained profitability, deferred income tax liabilities, the overall business environment, our historical financial results and potential current and future tax planning strategies. If we were to identify and implement tax planning strategies to recover these deferred tax assets or generate sufficient income of the appropriate character in these jurisdictions in the future, it could lead to the reversal of these valuation allowances and a reduction of income tax expense. We believe that we will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets in our consolidated balance sheets.

Permanently reinvested earnings of our foreign subsidiaries amounted to $1.6 billion at the end of 2014 and $1.3 billion at the end of 2013. We have not recognized deferred taxes for U.S. federal income tax purposes on those earnings. In 2014, our permanent reinvestment strategy with respect to unremitted earnings of our foreign subsidiaries provided a 1.2% benefit to our effective tax rate. Were the earnings to be distributed, in the form of dividends or otherwise, these earnings could be subject to U.S. federal income tax and non-U.S. withholding taxes. Unrecognized foreign tax credits potentially could be available to reduce a portion of any U.S. tax liability. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable due to uncertainties related to the timing and source of any potential distribution of such funds, along with other important factors such as the amount of associated foreign tax credits. Cash in offshore jurisdictions associated with our permanent reinvestment strategy totaled $471 million at the end of 2014 and $420 million at the end of 2013.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In 2014, approximately 90% of our total enterprise-wide income was earned in U.S. companies of FedEx that are taxable in the United States. As a U.S. airline, our FedEx Express unit is required by Federal Aviation Administration and other rules to conduct its air operations, domestic and international, through a U.S. company. However, we serve more than 220 countries and territories around the world, and are required to establish legal entities in many of them. Most of our entities in those countries are operating entities, engaged in picking up and delivering packages and performing other transportation services. We are continually expanding our global network to meet our customers’ needs, which requires increasing investment outside the U.S. We typically use cash generated overseas to fund these investments and have a foreign holding company which manages our investments in several foreign operating companies.

We are subject to taxation in the U.S. and various U.S. state, local and foreign jurisdictions. The IRS has completed its examination of our 2010 and 2011 federal income tax returns with insignificant adjustments taken to appeals. The IRS is currently examining our 2012 and 2013 tax returns. It is reasonably possible that certain income tax return proceedings will be completed during the next 12 months and could result in a change in our balance of unrecognized tax benefits. The expected impact of any changes would not be material to our consolidated financial statements.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

	2014	2013	2012
Balance at beginning of year	$47	$51	$69
Increases for tax positions taken in the current year	1	1	2
Increases for tax positions taken in prior years	3	3	4
Decreases for tax positions taken in prior years	(3)	(3)	(35)
Settlements	(6)	(9)	(3)
Increases due to acquisitions	—	4	15
Decrease from lapse of statute of limitations	(3)	(2)	—
Changes due to currency translation	(1)	2	(1)

Balance at end of year	$38	$47	$51

Our liabilities recorded for uncertain tax positions include $33 million at May 31, 2014 and $42 million at May 31, 2013 associated with positions that if favorably resolved would provide a benefit to our effective tax rate. We classify interest related to income tax liabilities as interest expense and, if applicable, penalties are recognized as a component of income tax expense. The balance of accrued interest and penalties was $19 million on May 31, 2014 and $29 million on May 31, 2013. Total interest and penalties included in our consolidated statements of income are immaterial.

It is difficult to predict the ultimate outcome or the timing of resolution for tax positions. Changes may result from the conclusion of ongoing audits, appeals or litigation in state, local, federal and foreign tax jurisdictions, or from the resolution of various proceedings between the U.S. and foreign tax authorities. Our liability for uncertain tax positions includes no matters that are individually or collectively material to us. It is reasonably possible that the amount of the benefit with respect to certain of our unrecognized tax positions will increase or decrease within the next 12 months, but an estimate of the range of the reasonably possible changes cannot be made. However, we do not expect that the resolution of any of our uncertain tax positions will have a material effect on us.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13: RETIREMENT PLANS

We sponsor programs that provide retirement benefits to most of our employees. These programs include defined benefit pension plans, defined contribution plans and postretirement healthcare plans. The accounting for pension and postretirement healthcare plans includes numerous assumptions, such as: discount rates; expected long-term investment returns on plan assets; future salary increases; employee turnover; mortality; and retirement ages. These assumptions most significantly impact our U.S. Pension Plans.

The accounting guidance related to postretirement benefits requires recognition in the balance sheet of the funded status of defined benefit pension and other postretirement benefit plans, and the recognition in accumulated other comprehensive income (“AOCI”) of unrecognized gains or losses and prior service costs or credits. The funded status is measured as the difference between the fair value of the plan’s assets and the projected benefit obligation (“PBO”) of the plan. We recorded a decrease to equity of $11 million (net of tax) at May 31, 2014, and an increase to equity of $861 million (net of tax) at May 31, 2013, attributable to changes in the funded status of our plans.

A summary of our retirement plans costs over the past three years is as follows (in millions):

	2014	2013	2012
U.S. domestic and international pension plans	$484	$679	$524
U.S. domestic and international defined contribution plans	363	354	338
U.S. domestic and international postretirement healthcare plans	78	78	70

	$925	$1,111	$932

Total retirement plans costs in 2014 were lower than 2013 due to the favorable impact of a higher discount rate at our May 31, 2013 measurement date and higher returns on plan assets.

PENSION PLANS. Our largest pension plan covers certain U.S. employees age 21 and over, with at least one year of service. Pension benefits for most employees are accrued under a cash balance formula we call the Portable Pension Account. Under the Portable Pension Account, the retirement benefit is expressed as a dollar amount in a notional account that grows with annual credits based on pay, age and years of credited service, and interest on the notional account balance. The Portable Pension Account benefit is payable as a lump sum or an annuity at retirement at the election of the employee. The plan interest credit rate varies from year to year based on a U.S. Treasury index and corporate bond rates. Prior to 2009, certain employees earned benefits using a traditional pension formula (based on average earnings and years of service). Benefits under this formula were capped on May 31, 2008 for most employees. We also sponsor or participate in nonqualified benefit plans covering certain of our U.S. employee groups and other pension plans covering certain of our international employees. The international defined benefit pension plans provide benefits primarily based on earnings and years of service and are funded in compliance with local laws and practices.

POSTRETIREMENT HEALTHCARE PLANS. Certain of our subsidiaries offer medical, dental and vision coverage to eligible U.S. retirees and their eligible dependents. U.S. employees covered by the principal plan become eligible for these benefits at age 55 and older, if they have permanent, continuous service of at least 10 years after attainment of age 45 if hired prior to January 1, 1988, or at least 20 years after attainment of age 35 if hired on or after January 1, 1988. Postretirement healthcare benefits are capped at 150% of the 1993 per capita projected employer cost, which has been reached and, therefore, these benefits are not subject to additional future inflation.

PENSION PLAN ASSUMPTIONS. Our pension cost is materially affected by the discount rate used to measure pension obligations, the level of plan assets available to fund those obligations and the expected long-term rate of return on plan assets.

We use a measurement date of May 31 for our pension and postretirement healthcare plans. Management reviews the assumptions used to measure pension costs on an annual basis. Economic and market conditions at the measurement date impact these assumptions from year to year. Actuarial gains or losses are generated for changes in assumptions and to the extent that actual results differ from those assumed. These actuarial gains and losses are amortized over the remaining average service lives of our active employees if they exceed a corridor amount in the aggregate.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Weighted-average actuarial assumptions for our primary U.S. retirement plans, which represent substantially all of our PBO and accumulated postretirement benefit obligation (“APBO”), are as follows:

	Pension Plans			Postretirement Healthcare Plans
	2014	2013	2012	2014	2013	2012
Discount rate used to determine benefit obligation	4.60%	4.79%	4.44%	4.70%	4.91%	4.55%
Discount rate used to determine net periodic benefit cost	4.79	4.44	5.76	4.91	4.55	5.67
Rate of increase in future compensation levels used to determine benefit obligation	4.56	4.54	4.62	—	—	—
Rate of increase in future compensation levels used to determine net periodic benefit cost	4.54	4.62	4.58	—	—	—
Expected long-term rate of return on assets	7.75	8.00	8.00	—	—	—

The estimated average rate of return on plan assets is the expected future long-term rate of earnings on plan assets and is a forward-looking assumption that materially affects our pension cost. Establishing the expected future rate of investment return on our pension assets is a judgmental matter. We review the expected long-term rate of return on an annual basis and revise it as appropriate. Management considers the following factors in determining this assumption:

•	the duration of our pension plan liabilities, which drives the investment strategy we can employ with our pension plan assets;

•	the types of investment classes in which we invest our pension plan assets and the expected compound geometric return we can reasonably expect those investment classes to earn over time; and

•	the investment returns we can reasonably expect our investment management program to achieve in excess of the returns we could expect if investments were made strictly in indexed funds.

Our expected long-term rate of return on plan assets was 7.75% in 2014 and 8% in 2013 and 2012. Our actual return in each of the past three years exceeded those amounts for our principal U.S. domestic pension plan. For 2014, we lowered our expected return on plan assets assumption for long-term returns on plan assets to 7.75% as we refined our asset and liability management strategy. In lowering this assumption we considered our historical returns, our investment strategy for our plan assets, including the impacts of the duration of our plan liability and the relatively low annual draw on plan assets on that investment strategy. For the 15-year period ended May 31, 2014, our actual annual returns were 7%.

Pension expense is also affected by the accounting policy used to determine the value of plan assets at the measurement date. We use a calculated-value method to determine the value of plan assets, which helps mitigate short-term volatility in market performance (both increases and decreases) by amortizing certain actuarial gains or losses over a period no longer than four years. Another method used in practice applies the market value of plan assets at the measurement date. For purposes of valuing plan assets for determining 2015 pension expense, the calculated value method resulted in the same value as the market value, as it did in 2014 and 2013.

The investment strategy for pension plan assets is to utilize a diversified mix of global public and private equity portfolios, together with fixed-income portfolios, to earn a long-term investment return that meets our pension plan obligations. Our pension plan assets are invested primarily in publicly tradeable securities, and our pension plans hold only a minimal investment in FedEx common stock that is entirely at the discretion of third-party pension fund investment managers. Our largest holding classes are Corporate Fixed Income Securities and Government Fixed Income Securities (which are largely benchmarked against the Barclays Long Government/Long Corporate Index), and U.S. Large Cap Equities (which are mainly indexed to the S&P 500 Index). Accordingly, we do not have any significant concentrations of risk. Active management strategies are utilized within the plan in an effort to realize investment returns in excess of market indices. As part of our strategy to manage pension costs and funded status volatility, we have transitioned to a liability-driven investment strategy to better align plan assets with liabilities. Our investment strategy also includes the limited use of derivative financial instruments on a discretionary basis to improve investment returns and manage exposure to market risk. In all cases, our investment managers are prohibited from using derivatives for speculative purposes and are not permitted to use derivatives to leverage a portfolio.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Following is a description of the valuation methodologies used for investments measured at fair value:

•

Cash and cash equivalents. These Level 1 investments include cash, cash equivalents and foreign currency valued using exchange rates. The Level 2 investments include commingled funds valued using the net asset value.

•

Domestic, international and global equities. These Level 1 investments are valued at the closing price or last trade reported on the major market on which the individual securities are traded. The Level 2 investments are commingled funds valued using the net asset value.

•

Private equity. The valuation of these Level 3 investments requires significant judgment due to the absence of quoted market prices, the inherent lack of liquidity and the long-term nature of such assets. Investments are valued based upon recommendations of our investment managers incorporating factors such as contributions and distributions, market transactions, market comparables and performance multiples.

•

Fixed income. We determine the fair value of these Level 2 corporate bonds, U.S. and non-U.S. government securities and other fixed income securities by using bid evaluation pricing models or quoted prices of securities with similar characteristics.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The fair values of investments by level and asset category and the weighted-average asset allocations for our domestic pension plans at the measurement date are presented in the following table (in millions):

	Plan Assets at Measurement Date
	2014
Asset Class	Fair Value	Actual %	Target Range %	Quoted Prices in Active Markets Level 1	Other Observable Inputs Level 2	Unobservable Inputs Level 3
Cash and cash equivalents	$313	2%	0 - 5%	$55	$258
Equities			35 - 55
U.S. large cap equity	5,196	24		55	5,141
International equities	2,652	12		2,206	446
Global equities	1,367	7			1,367
U.S. SMID cap equity	886	4		886
Private equities	276	1				$276
Fixed income securities			45 - 65
Corporate	5,758	27			5,758
Government	4,782	22			4,782
Mortgage backed and other	275	1			275
Other	(61)	—		(61)

	$21,444	100%		$3,141	$18,027	$276

	2013
Asset Class	Fair Value	Actual %	Target Range %	Quoted Prices in Active Markets Level 1	Other Observable Inputs Level 2	Unobservable Inputs Level 3
Cash and cash equivalents	$456	2%	0 - 5%	$15	$441
Equities			35 - 55
U.S. large cap equity	5,264	28		37	5,227
International equities	2,271	12		1,904	367
U.S. SMID cap equity	1,741	9		1,741
Private equities	332	2				$332
Fixed income securities			45 - 65
Corporate	4,972	26			4,972
Government	3,888	20			3,888
Mortgage backed and other	200	1			200
Other	(77)	—		(83)	6

	$19,047	100%		$3,614	$15,101	$332

The change in fair value of Level 3 assets that use significant unobservable inputs is shown in the table below (in millions):

	2014	2013
Balance at beginning of year	$332	$402
Actual return on plan assets:
Assets held during current year	(17)	(29)
Assets sold during the year	53	55
Purchases, sales and settlements	(92)	(96)

Balance at end of year	$276	$332

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table provides a reconciliation of the changes in the pension and postretirement healthcare plans’ benefit obligations and fair value of assets over the two-year period ended May 31, 2014 and a statement of the funded status as of May 31, 2014 and 2013 (in millions):

	Pension Plans		Postretirement Healthcare Plans
	2014	2013	2014	2013
Accumulated Benefit Obligation (“ABO”)	$23,805	$21,958

Changes in Projected Benefit Obligation (“PBO”) and Accumulated Postretirement Benefit Obligation (“APBO”)
PBO/APBO at the beginning of year	$22,600	$22,187	$828	$790
Service cost	657	692	38	42
Interest cost	1,055	968	40	36
Actuarial loss (gain)	1,021	(652)	5	(17)
Benefits paid	(801)	(589)	(62)	(54)
Other	46	(6)	34	31

PBO/APBO at the end of year	$24,578	$22,600	$883	$828

Change in Plan Assets
Fair value of plan assets at the beginning of year	$19,433	$17,334	$—	$—
Actual return on plan assets	2,509	2,081	—	—
Company contributions	727	615	28	27
Benefits paid	(801)	(589)	(62)	(54)
Other	39	(8)	34	27

Fair value of plan assets at the end of year	$21,907	$19,433	$—	$—

Funded Status of the Plans	$(2,671)	$(3,167)	$(883)	$(828)

Amount Recognized in the Balance Sheet at May 31:
Noncurrent asset	$5
Current pension, postretirement healthcare and other benefit obligations	(41)	$(48)	$(41)	$(39)
Noncurrent pension, postretirement healthcare and other benefit obligations	(2,635)	(3,119)	(842)	(789)

Net amount recognized	$(2,671)	$(3,167)	$(883)	$(828)

Amounts Recognized in AOCI and not yet reflected in Net Periodic Benefit Cost:
Net actuarial loss (gain)	$6,633	$6,993	$2	$(4)
Prior service (credit) cost and other	(670)	(781)	1	2

Total	$5,963	$6,212	$3	$(2)

Amounts Recognized in AOCI and not yet reflected in Net Periodic Benefit Cost expected to be amortized in next year’s Net Periodic Benefit Cost:
Net actuarial loss	$300	$378	$—	$—
Prior service credit and other	(115)	(114)	—	—

Total	$185	$264	$—	$—

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Our pension plans included the following components at May 31 (in millions):

	PBO	Fair Value of Plan Assets	Funded Status
2014
Qualified	$23,439	$21,444	$(1,995)
Nonqualified	280	—	(280)
International Plans	859	463	(396)

Total	$24,578	$21,907	$(2,671)

2013
Qualified	$21,532	$19,047	$(2,485)
Nonqualified	322	—	(322)
International Plans	746	386	(360)

Total	$22,600	$19,433	$(3,167)

The table above provides the PBO, fair value of plan assets and funded status of our pension plans on an aggregated basis. The following table presents our plans on a disaggregated basis to show those plans (as a group) whose assets did not exceed their liabilities. These plans are comprised of our unfunded nonqualified plans, certain international plans and our U.S. Pension Plans. The fair value of plan assets for pension plans with a PBO or ABO in excess of plan assets at May 31 were as follows (in millions):

	PBO Exceeds the Fair Value of Plan Assets
	2014	2013
Pension Benefits
Fair value of plan assets	$21,543	$19,433
PBO	(24,219)	(22,600)

Net funded status	$(2,676)	$(3,167)

	ABO Exceeds the Fair Value of Plan Assets
	2014	2013
Pension Benefits
ABO(1)	$(23,447)	$(21,930)

Fair value of plan assets	21,542	19,404
PBO	(24,218)	(22,570)

Net funded status	$(2,676)	$(3,166)

(1)	ABO not used in determination of funded status.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Contributions to our U.S. Pension Plans for the years ended May 31 were as follows (in millions):

	2014	2013
Required	$645	$560
Voluntary	15	—

	$660	$560

For 2015, we anticipate making required contributions to our U.S. Pension Plans totaling approximately $580 million.

Net periodic benefit cost for the three years ended May 31 were as follows (in millions):

	Pension Plans			Postretirement Healthcare Plans
	2014	2013	2012	2014	2013	2012
Service cost	$657	$692	$593	$38	$42	$35
Interest cost	1,055	968	976	40	36	36
Expected return on plan assets	(1,495)	(1,383)	(1,240)	—	—	—
Recognized actuarial losses (gains) and other	267	402	195	—	—	(1)

Net periodic benefit cost	$484	$679	$524	$78	$78	$70

Amounts recognized in OCI for all plans for the years ended May 31 were as follows (in millions):

	2014				2013
	Pension Plans		Postretirement Healthcare Plans		Pension Plans		Postretirement Healthcare Plans
	Gross Amount	Net of Tax Amount	Gross Amount	Net of Tax Amount	Gross Amount	Net of Tax Amount	Gross Amount	Net of Tax Amount
Net (gain) loss and other arising during period	$7	$8	$5	$3	$(1,350)	$(840)	$(17)	$(21)
Amortizations:
Prior services credit	115	69	—	—	114	66	—	—
Actuarial losses and other	(382)	(231)	—	—	(516)	(297)	—	—

Total recognized in OCI	$(260)	$(154)	$5	$3	$(1,752)	$(1,071)	$(17)	$(21)

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Benefit payments, which reflect expected future service, are expected to be paid as follows for the years ending May 31 (millions):

	Pension Plans	Postretirement Healthcare Plans
2015	$912	$41
2016	870	42
2017	954	44
2018	1,015	45
2019	1,120	46
2020-2024	7,398	267

These estimates are based on assumptions about future events. Actual benefit payments may vary significantly from these estimates.

Future medical benefit claims costs are estimated to increase at an annual rate of 7.5% during 2015, decreasing to an annual growth rate of 4.5% in 2029 and thereafter. A 1% change in these annual trend rates would not have a significant impact on the APBO at May 31, 2014 or 2014 benefit expense because the level of these benefits is capped.

NOTE 14: BUSINESS SEGMENT INFORMATION

FedEx Express, FedEx Ground and FedEx Freight represent our major service lines and, along with FedEx Services, form the core of our reportable segments. Our reportable segments include the following businesses:

FedEx Express Segment	FedEx Express (express transportation)
FedEx Trade Networks (air and ocean freight forwarding and customs brokerage)
FedEx SupplyChain Systems (logistics services)

FedEx Ground Segment	FedEx Ground (small-package ground delivery)
FedEx SmartPost (small-parcel consolidator)

FedEx Freight Segment	FedEx Freight (LTL freight transportation)
FedEx Custom Critical (time-critical transportation)

FedEx Services Segment	FedEx Services (sales, marketing, information technology, communications and back-office functions)
FedEx TechConnect (customer service, technical support, billings and collections)
FedEx Office (document and business services and package acceptance)

FedEx Services Segment

The FedEx Services segment operates combined sales, marketing, administrative and information technology functions in shared services operations that support our transportation businesses and allow us to obtain synergies from the combination of these functions. For the international regions of FedEx Express, some of these functions are performed on a regional basis by FedEx Express and reported in the FedEx Express segment in their natural expense line items. The FedEx Services segment includes: FedEx Services, which provides sales, marketing, information technology, communications and certain back-office support to our other companies; FedEx TechConnect, which is responsible for customer service, technical support, billings and collections for U.S. customers of our major business units; and FedEx Office, which provides an array of document and business services and retail access to our customers for our package transportation businesses.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The FedEx Services segment provides direct and indirect support to our transportation businesses, and we allocate all of the net operating costs of the FedEx Services segment (including the net operating results of FedEx Office) to reflect the full cost of operating our transportation businesses in the results of those segments. Within the FedEx Services segment allocation, the net operating results of FedEx Office, which are an immaterial component of our allocations, are allocated to FedEx Express and FedEx Ground. We review and evaluate the performance of our transportation segments based on operating income (inclusive of FedEx Services segment allocations). For the FedEx Services segment, performance is evaluated based on the impact of its total allocated net operating costs on our transportation segments.

Operating expenses for each of our transportation segments include the allocations from the FedEx Services segment to the respective transportation segments. These allocations also include charges and credits for administrative services provided between operating companies. The allocations of net operating costs are based on metrics such as relative revenues or estimated services provided. We believe these allocations approximate the net cost of providing these functions and our allocation methodologies are refined as necessary to reflect changes in our businesses.

We ceased allocating to our transportation segments the costs associated with our corporate headquarters division. These costs included services related to general oversight functions, including executive officers and certain legal and finance functions. This change allows for additional transparency and improved management of our corporate oversight costs. These costs are included in “Corporate, eliminations and other” in our segment reporting and reconciliations. Prior year amounts have been revised to conform to the current year segment presentation. This change did not impact our condensed consolidated financial statements included in Note 21.

Other Intersegment Transactions

Certain FedEx operating companies provide transportation and related services for other FedEx companies outside their reportable segment. Billings for such services are based on negotiated rates, which we believe approximate fair value, and are reflected as revenues of the billing segment. These rates are adjusted from time to time based on market conditions. Such intersegment revenues and expenses are eliminated in our consolidated results and are not separately identified in the following segment information, because the amounts are not material.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table provides a reconciliation of reportable segment revenues, depreciation and amortization, operating income and segment assets to consolidated financial statement totals for the years ended or as of May 31 (in millions):

	FedEx Express Segment(1)	FedEx Ground Segment(2)	FedEx Freight Segment(3)	FedEx Services Segment	Corporate, eliminations and other	Consolidated Total
Revenues
2014	$27,121	$11,617	$ 5,757	$ 1,536	$ (464)	$45,567
2013	27,171	10,578	5,401	1,580	(443)	44,287
2012	26,515	9,573	5,282	1,671	(361)	42,680
Depreciation and amortization
2014	$ 1,488	$ 468	$ 231	$ 399	$ 1	$ 2,587
2013	1,350	434	217	384	1	2,386
2012	1,169	389	185	369	1	2,113
Operating income
2014	$ 1,301	$ 2,010	$ 345	$ —	$ (210)	$ 3,446
2013	700	1,842	236	—	(227)	2,551
2012	1,401	1,813	189	—	(217)	3,186
Segment assets(4)
2014	$19,901	$ 8,466	$ 3,216	$ 5,186	$ (3,699)	$33,070
2013	18,935	7,353	2,953	4,879	(553)	33,567
2012	17,981	6,154	2,807	4,546	(1,585)	29,903

(1)

FedEx Express segment 2013 operating expenses include $405 million of direct and allocated business realignment costs and an impairment charge of $100 million resulting from the decision to retire 10 aircraft and related engines. FedEx Express segment 2012 operating expenses include an impairment charge of $134 million resulting from the decision to retire 24 aircraft and related engines and a reversal of a $66 million legal reserve that was initially recorded in 2011.

(2)	FedEx Ground segment 2013 operating expenses include $105 million of allocated business realignment costs.

(3)	FedEx Freight segment 2013 operating expenses include $50 million in direct and allocated business realignment costs.

(4)	Segment assets include intercompany receivables.

The following table provides a reconciliation of reportable segment capital expenditures to consolidated totals for the years ended May 31 (in millions):

	FedEx Express Segment	FedEx Ground Segment	FedEx Freight Segment	FedEx Services Segment	Other	Consolidated Total
2014	$1,994	$850	$325	$363	$1	$3,533
2013	2,067	555	326	424	3	3,375
2012	2,689	536	340	437	5	4,007

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents revenue by service type and geographic information for the years ended or as of May 31 (in millions):

REVENUE BY SERVICE TYPE

	2014	2013	2012
FedEx Express segment:
Package:
U.S. overnight box	$6,555	$6,513	$6,546
U.S. overnight envelope	1,636	1,705	1,747
U.S. deferred	3,188	3,020	3,001

Total U.S. domestic package revenue	11,379	11,238	11,294
International priority	6,451	6,586	6,849
International economy	2,229	2,046	1,859

Total international export package revenue	8,680	8,632	8,708
International domestic(1)	1,446	1,398	853

Total package revenue	21,505	21,268	20,855
Freight:
U.S.	2,355	2,562	2,498
International priority	1,594	1,678	1,827
International airfreight	205	276	307

Total freight revenue	4,154	4,516	4,632
Other(2)	1,462	1,387	1,028

Total FedEx Express segment	27,121	27,171	26,515
FedEx Ground segment:
FedEx Ground	10,634	9,652	8,791
FedEx SmartPost	983	926	782

Total FedEx Ground segment	11,617	10,578	9,573
FedEx Freight segment	5,757	5,401	5,282
FedEx Services segment	1,536	1,580	1,671
Other and eliminations	(464)	(443)	(361)

	$45,567	$44,287	$42,680

GEOGRAPHICAL INFORMATION(3)

Revenues:
U.S.	$32,901	$31,550	$29,837
International:
FedEx Express segment	12,274	12,357	12,370
FedEx Ground segment	248	234	216
FedEx Freight segment	130	112	101
FedEx Services segment	14	34	156

Total international revenue	12,666	12,737	12,843

	$45,567	$44,287	$42,680

Noncurrent assets:
U.S.	$20,658	$19,637	$18,874
International	2,729	2,656	1,973

	$23,387	$22,293	$20,847

(1)	International domestic revenues represent our international intra-country express operations, including countries such as Mexico and Brazil.

(2)	Includes FedEx Trade Networks and FedEx SupplyChain Systems.

(3)

International revenue includes shipments that either originate in or are destined to locations outside the United States. Noncurrent assets include property and equipment, goodwill and other long-term assets. Our flight equipment is registered in the U.S. and is included as U.S. assets; however, many of our aircraft operate internationally.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15: SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid for interest expense and income taxes for the years ended May 31 was as follows (in millions):

	2014	2013	2012
Cash payments for:
Interest (net of capitalized interest)	$131	$80	$52

Income taxes	$820	$687	$403
Income tax refunds received	(54)	(219)	(146)

Cash tax payments, net	$766	$468	$257

NOTE 16: GUARANTEES AND INDEMNIFICATIONS

In conjunction with certain transactions, primarily the lease, sale or purchase of operating assets or services in the ordinary course of business, we may provide routine guarantees or indemnifications (e.g., environmental, fuel, tax and software infringement), the terms of which range in duration, and often they are not limited and have no specified maximum obligation. As a result, the overall maximum potential amount of the obligation under such guarantees and indemnifications cannot be reasonably estimated. Historically, we have not been required to make significant payments under our guarantee or indemnification obligations and no amounts have been recognized in our financial statements for the underlying fair value of these obligations.

Special facility revenue bonds have been issued by certain municipalities primarily to finance the acquisition and construction of various airport facilities and equipment. These facilities were leased to us and are accounted for as operating leases. FedEx Express has unconditionally guaranteed $528 million in principal of these bonds (with total future principal and interest payments of approximately $649 million as of May 31, 2014) through these leases.

NOTE 17: COMMITMENTS

Annual purchase commitments under various contracts as of May 31, 2014 were as follows (in millions):

	Aircraft and Aircraft Related	Other(1)	Total

2015	$ 1,147	$ 1,197	$ 2,344
2016	1,248	274	1,522
2017	956	123	1,079
2018	1,368	58	1,426
2019	859	19	878
Thereafter	4,498	101	4,599

Total	$ 10,076	$ 1,772	$ 11,848

(1)	Primarily equipment, advertising contracts and in 2015, approximately $580 million of quarterly contributions to our U.S. Pension Plans.

The amounts reflected in the table above for purchase commitments represent noncancelable agreements to purchase goods or services. As of May 31, 2014, our obligation to purchase four Boeing 767-300 Freighter (“B767F”) aircraft and nine B777F aircraft is conditioned upon there being no event that causes FedEx Express or its employees not to be covered by the Railway Labor Act of 1926, as amended. Commitments to purchase aircraft in passenger configuration do not include the attendant costs to modify these aircraft for cargo transport unless we have entered into noncancelable commitments to modify such aircraft. Open purchase orders that are cancelable are not considered unconditional purchase obligations for financial reporting purposes and are not included in the table above.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

We have several aircraft modernization programs underway which are supported by the purchase of B777F, B767F and Boeing 757 (“B757”) aircraft. These aircraft are significantly more fuel-efficient per unit than the aircraft types previously utilized, and these expenditures are necessary to achieve significant long-term operating savings and to replace older aircraft. Our ability to delay the timing of these aircraft-related expenditures is limited without incurring significant costs to modify existing purchase agreements. During 2014, FedEx Express entered into an agreement with The Boeing Company for the purchase of two B767F aircraft, the delivery of which will occur in 2016 and 2017. FedEx Express also deferred 11 existing options to purchase B777F aircraft by two years. Additionally in 2014, we entered into supplemental agreements to purchase 16 B757 option aircraft pursuant to an agreement originally entered into in March 2013, the delivery of which began in 2014 and will continue through 2015.

We had $396 million in deposits and progress payments as of May 31, 2014 on aircraft purchases and other planned aircraft-related transactions. These deposits are classified in the “Other assets” caption of our consolidated balance sheets. In addition to our commitment to purchase B777Fs and B767Fs, our aircraft purchase commitments include the B757 aircraft in passenger configuration, which will require additional costs to modify for cargo transport. Aircraft and aircraft-related contracts are subject to price escalations. The following table is a summary of the key aircraft we are committed to purchase as of May 31, 2014, with the year of expected delivery:

	B757	B767F	B777F	Total
2015	13	12	—	25
2016	—	11	2	13
2017	—	11	—	11
2018	—	10	2	12
2019	—	4	2	6
Thereafter	—	—	12	12

Total	13	48	18	79

NOTE 18: CONTINGENCIES

Wage-and-Hour. We are a defendant in a number of lawsuits containing various class-action allegations of wage-and-hour violations. The plaintiffs in these lawsuits allege, among other things, that they were forced to work “off the clock,” were not paid overtime or were not provided work breaks or other benefits. The complaints generally seek unspecified monetary damages, injunctive relief, or both. We do not believe that a material loss is reasonably possible with respect to any of these matters.

Independent Contractor — Lawsuits and State Administrative Proceedings. FedEx Ground is involved in numerous class-action lawsuits (including 26 that have been certified as class actions), individual lawsuits and state tax and other administrative proceedings that claim that the company’s owner-operators should be treated as employees, rather than independent contractors.

Most of the class-action lawsuits were consolidated for administration of the pre-trial proceedings by a single federal court, the U.S. District Court for the Northern District of Indiana. The multidistrict litigation court granted class certification in 28 cases and denied it in 14 cases. On December 13, 2010, the court entered an opinion and order addressing all outstanding motions for summary judgment on the status of the owner-operators (i.e., independent contractor vs. employee). In sum, the court has now ruled on our summary judgment motions and entered judgment in favor of FedEx Ground on all claims in 20 of the 28 multidistrict litigation cases that had been certified as class actions, finding that the owner-operators in those cases were contractors as a matter of the

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

law of 20 states. The plaintiffs filed notices of appeal in all of these 20 cases. The Seventh Circuit heard the appeal in the Kansas case in January 2012 and, in July 2012, issued an opinion that did not make a determination with respect to the correctness of the district court’s decision and, instead, certified two questions to the Kansas Supreme Court related to the classification of the plaintiffs as independent contractors under the Kansas Wage Payment Act. The Kansas Supreme Court heard oral argument on November 5, 2013. The other 19 cases that are before the Seventh Circuit remain stayed pending a decision of the Kansas Supreme Court.

The multidistrict litigation court remanded the other eight certified class actions back to the district courts where they were originally filed because its summary judgment ruling did not completely dispose of all of the claims in those lawsuits. Three of those cases are now on appeal with the Court of Appeals for the Ninth Circuit, and one is on appeal with the Court of Appeals for the Eleventh Circuit. The other four remain pending in their respective district courts, but three of these four matters have been settled for immaterial amounts. The courts have granted final approval of two of the three settlements, while the other settlement remains subject to court approval.

While the granting of summary judgment in favor of FedEx Ground by the multidistrict litigation court in 20 of the 28 cases that had been certified as class actions remains subject to appeal, we believe that it significantly improves the likelihood that our independent contractor model will be upheld. Adverse determinations in matters related to FedEx Ground’s independent contractors, however, could, among other things, entitle certain of our owner-operators and their drivers to the reimbursement of certain expenses and to the benefit of wage-and-hour laws and result in employment and withholding tax and benefit liability for FedEx Ground, and could result in changes to the independent contractor status of FedEx Ground’s owner-operators in certain jurisdictions. We believe that FedEx Ground’s owner-operators are properly classified as independent contractors and that FedEx Ground is not an employer of the drivers of the company’s independent contractors. While it is reasonably possible that potential loss in some of these lawsuits or such changes to the independent contractor status of FedEx Ground’s owner-operators could be material, we cannot yet determine the amount or reasonable range of potential loss. A number of factors contribute to this. The number of plaintiffs in these lawsuits continues to change, with some being dismissed and others being added and, as to new plaintiffs, discovery is still ongoing. In addition, the parties have conducted only very limited discovery into damages, which could vary considerably from plaintiff to plaintiff. Further, the range of potential loss could be impacted considerably by future rulings on the merits of certain claims and FedEx Ground’s various defenses, and on evidentiary issues. In any event, we do not believe that a material loss is probable in these matters.

In addition, we are defending contractor-model cases that are not or are no longer part of the multidistrict litigation, two of which have been certified as class actions. These certified class actions were settled for immaterial amounts in the first quarter of 2014 and have received final court approval. The other cases are in varying stages of litigation, and we do not expect to incur a material loss in any of these matters.

City and State of New York Cigarette Suit. On December 30, 2013, the City of New York filed suit against FedEx Express and FedEx Ground arising from our alleged shipments of cigarettes to New York City residents. The claims against FedEx Express were subsequently dismissed. On March 30, 2014, the complaint was amended adding the State of New York as a plaintiff. Beyond the addition of the State as a plaintiff, the amended complaint contains several amplifications of the previous claims. First, the claims now relate to four shippers, none of which continues to ship in our network. Second, the amended complaint contains a count for violation of the Assurance of Compliance (“AOC”) we had previously entered into with the State of New York, claiming that since 2006, FedEx has made shipments of cigarettes to residences in New York in violation of the AOC. Lastly, the amendment contains new theories of Racketeer Influenced and Corrupt Organizations Act violations. In May 2014, we filed a motion to dismiss almost all of the claims. Loss in this matter is reasonably possible, but the amount of any loss is expected to be immaterial.

Environmental Matters. SEC regulations require disclosure of certain environmental matters when a governmental authority is a party to the proceedings and the proceedings involve potential monetary sanctions that management reasonably believes could exceed $100,000.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In February 2014, FedEx Ground received oral communications from District Attorneys’ Offices (representing California’s county environmental authorities) and the California Attorney General’s Office (representing the California Division of Toxic Substances Control) that they were seeking civil penalties for alleged violations of the state’s hazardous waste regulations. Specifically, the California environmental authorities alleged that FedEx Ground improperly generates and/or handles, stores and transports hazardous waste from its stations to its hubs in California. In April 2014, FedEx Ground filed a declaratory judgment action in the United States District Court for the Eastern District of California against the Director of the California Division of Toxic Substances Control and the county District Attorneys with whom we have been negotiating. In June 2014, the California Attorney General filed a complaint against FedEx Ground in Sacramento County Superior Court alleging violations of FedEx Ground as described above. The County District Attorneys filed a similar complaint in Sacramento County Superior Court in July 2014. Loss in this matter is reasonably possible, however, the amount of any loss is expected to be immaterial.

On January 14, 2014, the U.S. Department of Justice (“DOJ”) issued a Grand Jury Subpoena to FedEx Express relating to an asbestos matter previously investigated by the U.S. Environmental Protection Agency. On May 1, 2014, the DOJ informed us that it had determined to continue to pursue the matter as a criminal case, citing seven asbestos-related regulatory violations associated with removal of roof materials from a hangar in Puerto Rico during cleaning and repair activity, as well as violation of waste disposal requirements. Loss is reasonably possible, however, the amount of any loss is expected to be immaterial.

Other Matters. In August 2010, a third-party consultant who works with shipping customers to negotiate lower rates filed a lawsuit in federal district court in California against FedEx and United Parcel Service, Inc. (“UPS”) alleging violations of U.S. antitrust law. This matter was dismissed in May 2011, but the court granted the plaintiff permission to file an amended complaint, which FedEx received in June 2011. In November 2011, the court granted our motion to dismiss this complaint, but again allowed the plaintiff to file an amended complaint. The plaintiff filed a new complaint in December 2011, and the matter remains pending before the court. In February 2011, shortly after the initial lawsuit was filed, we received a demand for the production of information and documents in connection with a civil investigation by the DOJ into the policies and practices of FedEx and UPS for dealing with third-party consultants who work with shipping customers to negotiate lower rates. In November 2012, the DOJ served a civil investigative demand on the third-party consultant seeking all pleadings, depositions and documents produced in the lawsuit. We are cooperating with the investigation, do not believe that we have engaged in any anti-competitive activities and will vigorously defend ourselves in any action that may result from the investigation. While the litigation proceedings and the DOJ investigation move forward, and the amount of loss, if any, is dependent on a number of factors that are not yet fully developed or resolved, the amount of any loss is expected to be immaterial.

We have received requests for information from the DOJ in the Northern District of California in connection with a criminal investigation relating to the transportation of packages for online pharmacies that may have shipped pharmaceuticals in violation of federal law. We responded to grand jury subpoenas issued in June 2008 and August 2009 and to periodic subsequent requests for additional information related to those subpoenas, and we continue to respond and cooperate with the investigation. We believe that our employees have acted in good faith at all times. We do not believe that we have engaged in any illegal activities and will vigorously defend ourselves in any action that may result from the investigation. The investigation may lead to a criminal indictment and, if we are convicted, remedies could include fines, penalties, financial forfeiture and compliance conditions. We cannot estimate the amount or range of loss, if any, as such analysis would depend on facts and law that are not yet fully developed or resolved.

On June 30, 2014, we received a Statement of Objections from the French Competition Authority (“FCA”) addressed to FedEx Express France, formerly known as TATEX, regarding an investigation by the FCA into anticompetitive behavior that is alleged to have occurred primarily in the framework of trade association meetings that included the former general managers of TATEX prior to our acquisition of that company in July 2012. Given the early stage of this matter, we cannot yet determine the amount or range of potential loss; however, it is reasonably possible that it could be material.

FedEx and its subsidiaries are subject to other legal proceedings that arise in the ordinary course of their business. In the opinion of management, the aggregate liability, if any, with respect to these other actions will not have a material adverse effect on our financial position, results of operations or cash flows.

NOTE 19: RELATED PARTY TRANSACTIONS

Our Chairman, President and Chief Executive Officer, Frederick W. Smith, currently holds an approximate 10% ownership interest in the National Football League Washington Redskins professional football team and is a member of its board of directors. FedEx has a multi-year naming rights agreement with Washington Football, Inc. granting us certain marketing rights, including the right to name the stadium where the team plays and other events are held “FedExField.”

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 20: SUMMARY OF QUARTERLY OPERATING RESULTS (UNAUDITED)

(in millions, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

2014
Revenues	$11,024	$11,403	$11,301	$11,839
Operating income	795	827	641	1,183
Net income	489	500	378	730
Basic earnings per common share(1)	1.54	1.58	1.24	2.49
Diluted earnings per common share(1)	1.53	1.57	1.23	2.46

2013(2)
Revenues	$10,792	$11,107	$10,953	$11,435
Operating income	742	718	589	502
Net income	459	438	361	303
Basic earnings per common share(1)	1.46	1.39	1.14	0.96
Diluted earnings per common share(1)	1.45	1.39	1.13	0.95

(1)	The sum of the quarterly earnings per share may not equal annual amounts due to differences in the weighted-average number of shares outstanding during the respective periods.

(2)

The fourth quarter of 2013 includes $496 million of business realignment costs and an impairment charge of $100 million resulting from the decision to retire 10 aircraft and related engines at FedEx Express. The third quarter of 2013 includes $47 million of business realignment costs. The second quarter of 2013 includes $13 million of business realignment costs.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 21: CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

We are required to present condensed consolidating financial information in order for the subsidiary guarantors (other than FedEx Express) of our public debt to continue to be exempt from reporting under the Securities Exchange Act of 1934, as amended.

The guarantor subsidiaries, which are wholly owned by FedEx, guarantee $4.5 billion of our debt. The guarantees are full and unconditional and joint and several. Our guarantor subsidiaries were not determined using geographic, service line or other similar criteria, and as a result, the “Guarantor Subsidiaries” and “Non-guarantor Subsidiaries” columns each include portions of our domestic and international operations. Accordingly, this basis of presentation is not intended to present our financial condition, results of operations or cash flows for any purpose other than to comply with the specific requirements for subsidiary guarantor reporting.

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Condensed consolidating financial statements for our guarantor subsidiaries and non-guarantor subsidiaries are presented in the following tables (in millions):

CONDENSED CONSOLIDATING BALANCE SHEETS

May 31, 2014

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,756	$441	$861	$(150)	$2,908
Receivables, less allowances	2	4,338	1,151	(31)	5,460
Spare parts, supplies, fuel, prepaid expenses and other, less allowances	59	674	60	—	793
Deferred income taxes	—	501	21	—	522

Total current assets	1,817	5,954	2,093	(181)	9,683

PROPERTY AND EQUIPMENT, AT COST	28	38,303	2,360	—	40,691
Less accumulated depreciation and amortization	22	19,899	1,220	—	21,141

Net property and equipment	6	18,404	1,140	—	19,550

INTERCOMPANY RECEIVABLE	—	1,058	1,265	(2,323)	—
GOODWILL	—	1,552	1,238	—	2,790
INVESTMENT IN SUBSIDIARIES	20,785	3,754	—	(24,539)	—
OTHER ASSETS	2,088	747	250	(2,038)	1,047

	$24,696	$31,469	$5,986	$(29,081)	$33,070

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
CURRENT LIABILITIES
Current portion of long-term debt	$—	$1	$—	$—	$1
Accrued salaries and employee benefits	55	1,042	180	—	1,277
Accounts payable	2	1,530	620	(181)	1,971
Accrued expenses	405	1,444	214	—	2,063

Total current liabilities	462	4,017	1,014	(181)	5,312

LONG-TERM DEBT, LESS CURRENT PORTION	4,487	249	—	—	4,736
INTERCOMPANY PAYABLE	2,323	—	—	(2,323)	—
OTHER LONG-TERM LIABILITIES
Deferred income taxes	—	4,059	93	(2,038)	2,114
Other liabilities	2,147	3,230	254	—	5,631

Total other long-term liabilities	2,147	7,289	347	(2,038)	7,745
STOCKHOLDERS’ INVESTMENT	15,277	19,914	4,625	(24,539)	15,277

	$24,696	$31,469	$5,986	$(29,081)	$33,070

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

May 31, 2013

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,892	$405	$717	$(97)	$4,917
Receivables, less allowances	—	3,989	1,084	(29)	5,044
Spare parts, supplies, fuel, prepaid expenses and other, less allowances	45	681	54	—	780
Deferred income taxes	—	518	15	—	533

Total current assets	3,937	5,593	1,870	(126)	11,274

PROPERTY AND EQUIPMENT, AT COST	27	35,915	2,167	—	38,109
Less accumulated depreciation and amortization	21	18,469	1,135	—	19,625

Net property and equipment	6	17,446	1,032	—	18,484

INTERCOMPANY RECEIVABLE	—	439	1,203	(1,642)	—
GOODWILL	—	1,552	1,203	—	2,755
INVESTMENT IN SUBSIDIARIES	18,739	3,347	—	(22,086)	—
OTHER ASSETS	2,187	822	191	(2,146)	1,054

	$24,869	$29,199	$5,499	$(26,000)	$33,567

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
CURRENT LIABILITIES
Current portion of long-term debt	$250	$1	$—	$—	$251
Accrued salaries and employee benefits	82	1,402	204	—	1,688
Accounts payable	4	1,392	609	(126)	1,879
Accrued expenses	355	1,366	211	—	1,932

Total current liabilities	691	4,161	1,024	(126)	5,750

LONG-TERM DEBT, LESS CURRENT PORTION	2,489	250	—	—	2,739
INTERCOMPANY PAYABLE	1,642	—	—	(1,642)	—
OTHER LONG-TERM LIABILITIES
Deferred income taxes	—	3,798	—	(2,146)	1,652
Other liabilities	2,649	3,133	246	—	6,028

Total other long-term liabilities	2,649	6,931	246	(2,146)	7,680
STOCKHOLDERS’ INVESTMENT	17,398	17,857	4,229	(22,086)	17,398

	$24,869	$29,199	$5,499	$(26,000)	$33,567

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME

Year Ended May 31, 2014

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$—	$38,088	$7,820	$(341)	$45,567

OPERATING EXPENSES:
Salaries and employee benefits	99	14,303	2,153	—	16,555
Purchased transportation	—	5,374	2,796	(159)	8,011
Rentals and landing fees	5	2,282	340	(5)	2,622
Depreciation and amortization	1	2,379	207	—	2,587
Fuel	—	4,460	97	—	4,557
Maintenance and repairs	1	1,734	127	—	1,862
Intercompany charges, net	(209)	(125)	334	—	—
Other	103	4,823	1,178	(177)	5,927

	—	35,230	7,232	(341)	42,121

OPERATING INCOME	—	2,858	588	—	3,446

OTHER INCOME (EXPENSE):
Equity in earnings of subsidiaries	2,097	411	—	(2,508)	—
Interest, net	(167)	16	9	—	(142)
Intercompany charges, net	172	(194)	22	—	—
Other, net	(5)	(14)	4	—	(15)

INCOME BEFORE INCOME TAXES	2,097	3,077	623	(2,508)	3,289

Provision for income taxes	—	1,004	188	—	1,192

NET INCOME	$2,097	$2,073	$435	$(2,508)	$2,097

COMPREHENSIVE INCOME	$2,251	$2,072	$408	$(2,508)	$2,223

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME

Year Ended May 31, 2013

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$—	$37,073	$7,543	$(329)	$44,287

OPERATING EXPENSES:
Salaries and employee benefits	103	14,375	2,092	—	16,570
Purchased transportation	—	4,839	2,574	(141)	7,272
Rentals and landing fees	5	2,198	324	(6)	2,521
Depreciation and amortization	1	2,200	185	—	2,386
Fuel	—	4,650	96	—	4,746
Maintenance and repairs	1	1,791	117	—	1,909
Business realignment, impairment and other charges	21	639	—	—	660
Intercompany charges, net	(227)	(329)	556	—	—
Other	96	4,565	1,193	(182)	5,672

	—	34,928	7,137	(329)	41,736

OPERATING INCOME	—	2,145	406	—	2,551

OTHER INCOME (EXPENSE):
Equity in earnings of subsidiaries	1,561	253	—	(1,814)	—
Interest, net	(108)	42	5	—	(61)
Intercompany charges, net	113	(131)	18	—	—
Other, net	(5)	(20)	(10)	—	(35)

INCOME BEFORE INCOME TAXES	1,561	2,289	419	(1,814)	2,455

Provision for income taxes	—	710	184	—	894

NET INCOME	$1,561	$1,579	$235	$(1,814)	$1,561

COMPREHENSIVE INCOME	$2,622	$1,618	$268	$(1,814)	$2,694

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Year Ended May 31, 2012

	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$—	$36,412	$6,569	$(301)	$42,680

OPERATING EXPENSES:
Salaries and employee benefits	114	14,153	1,832	—	16,099
Purchased transportation	—	4,509	1,944	(118)	6,335
Rentals and landing fees	5	2,221	267	(6)	2,487
Depreciation and amortization	1	1,962	150	—	2,113
Fuel	—	4,877	79	—	4,956
Maintenance and repairs	1	1,882	97	—	1,980
Business realignment, impairment and other charges	—	134	—	—	134
Intercompany charges, net	(218)	(323)	541	—	—
Other	97	4,482	988	(177)	5,390

	—	33,897	5,898	(301)	39,494

OPERATING INCOME	—	2,515	671	—	3,186

OTHER INCOME (EXPENSE):
Equity in earnings of subsidiaries	2,032	395	—	(2,427)	—
Interest, net	(75)	31	5	—	(39)
Intercompany charges, net	80	(102)	22	—	—
Other, net	(5)	(10)	9	—	(6)

INCOME BEFORE INCOME TAXES	2,032	2,829	707	(2,427)	3,141

Provision for income taxes	—	875	234	—	1,109

NET INCOME	$2,032	$1,954	$473	$(2,427)	$2,032

COMPREHENSIVE (LOSS) INCOME	$(120)	$1,796	$380	$(2,427)	$(371)

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

Year Ended May 31, 2014

	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(8)	$3,790	$535	$(53)	$4,264

INVESTING ACTIVITIES
Capital expenditures	(1)	(3,230)	(302)	—	(3,533)
Business acquisition, net of cash acquired	—	(36)	—	—	(36)
Proceeds from asset dispositions and other	—	37	(19)	—	18

CASH USED IN INVESTING ACTIVITIES	(1)	(3,229)	(321)	—	(3,551)

FINANCING ACTIVITIES
Net transfers from (to) Parent	588	(546)	(42)	—	—
Payment on loan between subsidiaries	—	(4)	4	—	—
Intercompany dividends	—	54	(54)	—	—
Principal payments on debt	(250)	(4)	—	—	(254)
Proceeds from debt issuance	1,997	—	—	—	1,997
Proceeds from stock issuances	557	—	—	—	557
Excess tax benefit on the exercise of stock options	44	—	—	—	44
Dividends paid	(187)	—	—	—	(187)
Purchase of treasury stock	(4,857)	—	—	—	(4,857)
Other, net	(19)	(16)	16	—	(19)

CASH USED IN FINANCING ACTIVITIES	(2,127)	(516)	(76)	—	(2,719)

Effect of exchange rate changes on cash	—	(9)	6	—	(3)
Net (decrease) increase in cash and cash equivalents	(2,136)	36	144	(53)	(2,009)
Cash and cash equivalents at beginning of period	3,892	405	717	(97)	4,917

Cash and cash equivalents at end of period	$1,756	$441	$861	$(150)	$2,908

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

Year Ended May 31, 2013

	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated
CASH PROVIDED BY OPERATING ACTIVITIES	$247	$3,936	$486	$19	$4,688

INVESTING ACTIVITIES
Capital expenditures	(3)	(3,029)	(343)	—	(3,375)
Business acquisitions, net of cash acquired	—	—	(483)	—	(483)
Proceeds from asset dispositions and other	—	49	6	—	55

CASH USED IN INVESTING ACTIVITIES	(3)	(2,980)	(820)	—	(3,803)

FINANCING ACTIVITIES
Net transfers from (to) Parent	141	(58)	(83)	—	—
Payment on loan between subsidiaries	—	(385)	385	—	—
Intercompany dividends	—	21	(21)	—	—
Principal payments on debt	—	(417)	—	—	(417)
Proceeds from debt issuances	1,739	—	—	—	1,739
Proceeds from stock issuances	280	—	—	—	280
Excess tax benefit on the exercise of stock options	23	—	—	—	23
Dividends paid	(177)	—	—	—	(177)
Purchase of treasury stock	(246)	—	—	—	(246)
Other, net	(18)	(119)	119	—	(18)

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1,742	(958)	400	—	1,184

Effect of exchange rate changes on cash	—	(10)	15	—	5
Net increase (decrease) in cash and cash equivalents	1,986	(12)	81	19	2,074
Cash and cash equivalents at beginning of period	1,906	417	636	(116)	2,843

Cash and cash equivalents at end of period	$3,892	$405	$717	$(97)	$4,917

FEDEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

Year Ended May 31, 2012

	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(88)	$4,383	$570	$(30)	$4,835

INVESTING ACTIVITIES
Capital expenditures	(5)	(3,792)	(210)	—	(4,007)
Business acquisition, net of cash acquired	—	—	(116)	—	(116)
Proceeds from asset dispositions and other	—	74	—	—	74

CASH USED IN INVESTING ACTIVITIES	(5)	(3,718)	(326)	—	(4,049)

FINANCING ACTIVITIES
Net transfers from (to) Parent	625	(550)	(75)	—	—
Intercompany dividends	—	76	(76)	—	—
Principal payments on debt	—	(29)	—	—	(29)
Proceeds from stock issuances	128	—	—	—	128
Excess tax benefit on the exercise of stock options	18	—	—	—	18
Dividends paid	(164)	—	—	—	(164)
Purchase of treasury stock	(197)	—	—	—	(197)
Other, net	—	(19)	19	—	—

CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	410	(522)	(132)	—	(244)

Effect of exchange rate changes on cash	—	(5)	(22)	—	(27)
Net increase (decrease) in cash and cash equivalents	317	138	90	(30)	515
Cash and cash equivalents at beginning of period	1,589	279	546	(86)	2,328

Cash and cash equivalents at end of period	$1,906	$417	$636	$(116)	$2,843